Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

BY AND BETWEEN

GARDENBURGER, INC.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

Acting through its WELLS FARGO BUSINESS CREDIT operating division

November 22, 2005

i

Section 4.1	Conditions Precedent to the Initial Advances and Letters of Credit
Section 4.2	Conditions Precedent to All Advances and Letters of Credit

ARTICLE V.	REPRESENTATIONS AND WARRANTIES
Section 5.1	Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number
Section 5.2	Capitalization
Section 5.3	Authorization of Borrowing; No Conflict as to Law or Agreements
Section 5.4	Legal Agreements
Section 5.5	Subsidiaries
Section 5.6	Financial Condition; No Adverse Change
Section 5.7	Litigation
Section 5.8	Regulation U
Section 5.9	Taxes
Section 5.10	Titles and Liens
Section 5.11	Intellectual Property Rights
Section 5.12	Plans
Section 5.13	Default
Section 5.14	Environmental Matters
Section 5.15	Submissions to Lender
Section 5.16	Financing Statements
Section 5.17	Rights to Payment
Section 5.18	Bankruptcy Case

ARTICLE VI.	COVENANTS
Section 6.1	Reporting Requirements
Section 6.2	Financial Covenants
Section 6.3	Permitted Liens; Financing Statements
Section 6.4	Indebtedness
Section 6.5	Guaranties
Section 6.6	Investments and Subsidiaries

Section 6.7	Dividends and Distributions
Section 6.8	Salaries
Section 6.9	Books and Records; Collateral Examination, Inspection and Appraisals
Section 6.10	Account Verification
Section 6.11	Compliance with Laws
Section 6.12	Payment of Taxes and Other Claims
Section 6.13	Maintenance of Properties
Section 6.14	Insurance
Section 6.15	Preservation of Existence
Section 6.16	Delivery of Instruments, etc
Section 6.17	Sale or Transfer of Assets; Suspension of Business Operations
Section 6.18	Consolidation and Merger; Asset Acquisitions
Section 6.19	Sale and Leaseback
Section 6.20	Restrictions on Nature of Business
Section 6.21	Accounting
Section 6.22	Discounts, etc
Section 6.23	Plans
Section 6.24	Place of Business; Name
Section 6.25	Constituent Documents; S Corporation Status
Section 6.26	Performance by the Lender
Section 6.27	Information for Exit Financing

ARTICLE VII.	EVENTS OF DEFAULT, RIGHTS AND REMEDIES
Section 7.1	Events of Default
Section 7.2	Rights and Remedies
Section 7.3	Certain Notices

ARTICLE VIII.	MISCELLANEOUS
Section 8.1	No Waiver; Cumulative Remedies; Compliance with Laws
Section 8.2	Amendments, Etc
Section 8.3	Notices; Communication of Confidential Information; Requests for Accounting
Section 8.4	Further Documents

Section 8.5	Costs and Expenses
Section 8.6	Indemnity
Section 8.7	Participants
Section 8.8	Execution in Counterparts; Telefacsimile Execution
Section 8.9	Retention of Borrower’s Records
Section 8.10	Binding Effect; Assignment; Complete Agreement; Sharing Information
Section 8.11	Severability of Provisions
Section 8.12	Headings
Section 8.13	Governing Law; Jurisdiction, Venue
Section 8.14	Exit Financing
Section 8.15	Arbitration

CREDIT AND SECURITY AGREEMENT

Dated as of November 22, 2005

GARDENBURGER, INC., an Oregon corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION acting through its WELLS FARGO BUSINESS CREDIT operating division (together with its successors and assigns, the “Lender”) hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1                                      Definitions.  Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section:

“Accounts” shall have the meaning given it under the UCC.

“Accounts Advance Rate” means up to eighty-five percent (85%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.

“Advance” means a Revolving Advance or a Term Advance.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with the Borrower, including any Subsidiary of the Borrower.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit and Security Agreement.

“Annex Convertible Senior Subordinated Note” means the Convertible Senior Subordinated Note, as amended and restated, currently held by Annex Holdings I LP.

“Approved Plan of Reorganization” means a plan of reorganization that is acceptable to the Lender in its sole discretion, given all material changes in the Borrower’s operations and providing for Exit Financing by the Lender, which plan of reorganization is confirmed by the Bankruptcy Court within six months after the Funding Date.

“Availability” means the amount, if any, by which the Borrowing Base exceeds the sum of (i) the outstanding principal balance of the Revolving Note and (ii) the L/C Amount.

“Availability Reserve” means a reserve in the amount of $500,000.

“Bankruptcy Case” means the chapter 11 bankruptcy case in which the Borrower is a debtor and debtor-in-possession, pending before the United States Bankruptcy Court for the Central District of California, bearing case number 05-19539-JB.

“Bankruptcy Code” means Title 11 United States Code and the Federal Rules of Bankruptcy Procedure, as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Central District of California, in which the Borrower’s Bankruptcy Case is pending.

“Borrowing Base” means at any time the lesser of:

(a)                                  The Maximum Line Amount; or

(b)                                 Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)                                     The product of the Accounts Advance Rate times Eligible Accounts, plus

(ii)                                  The lesser of (A) the lesser of (1) the sum of (x) the product of the Inventory Advance Rate applicable to raw materials times Eligible Inventory constituting raw materials plus (y) the product of the Inventory Advance Rate applicable to finished goods times Eligible Inventory constituting finished goods or (2) 85% of the Net Orderly Liquidation Value of Eligible Inventory or (B) $4,500,000, less

(iii)                               All Reserves, less

(iv)                              Obligations that the Borrower owes to the Lender that have not yet been advanced on the Revolving Note, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of the Borrower’s credit exposure with respect to Wells Fargo Bank Affiliate Obligations.

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to a LIBOR Advance, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” means for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions thereto, which are capitalized on the Borrower’s balance sheet.

“Change of Control” means that either Scott C. Wallace, James W. Linford or Richard D. Werblin shall cease to actively manage the Borrower’s day-to-day business activities.

“Collateral” means all of the Borrower’s Accounts, chattel paper and electronic chattel paper, commercial tort claims, deposit accounts, documents, Equipment, General Intangibles (including payment intangibles), goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, software, supporting obligations, and all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) all sums on deposit in the Special Account; (viii) proceeds of any and all of the foregoing; (ix) books and records of the Borrower, including all mail or electronic mail addressed to the Borrower and all rights of access to such books, records and information, and all property in which such books, records and information are stored, recorded and maintained; (x) all liens, guaranties, rights, remedies and privileges pertaining to any of the foregoing ((i) through (ix), including the right of stoppage in transit; and (xi) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrower now has or hereafter acquires any rights.

“Collateral Account” means the “Lender Account” as defined in the Wholesale Lockbox and Collection Account Agreement.

“Commercial Letter of Credit Agreement” means an agreement governing the issuance of documentary letters of credit by the Lender entered into between the Borrower as applicants and the Lender as issuer.

“Commitment” means the Lender’s commitment to make Advances to, and to issue Letters of Credit for the account of, the Borrower.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Facility” means the credit facility under which Revolving Advances and Letters of Credit may be made available to the Borrower by the Lender under Article II.

“Cut-off Time” means 10:00 a.m. Pasadena, California time; provided, however, with respect to December 24th, December 31st (if such dates are Business Days), and the last Business Day of any calendar month, “Cut-off Time” shall mean 9:30 a.m. Pasadena, California time.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date identified by the Lender in writing as the date that such Default or Event of Default has been cured or waived.

“Default Rate” means an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to three percent (3%) over the applicable Floating Rate or the LIBOR Advance Rate, as the case may be, as such rate may change from time to time.

“Director” means a director if the Borrower is a corporation, a governor or manager if the Borrower is a limited liability company, or a general partner if the Borrower is a partnership.

“Eligible Accounts” means all unpaid Accounts arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

(i)                                     That portion of Accounts unpaid 60 days or more after the invoice date to the extent not otherwise reserved in the Borrower’s allowance for Accounts deductions;

(ii)                                  That portion of Accounts related to goods or services with respect to which the Borrower has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(iii)                               That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(iv)                              Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(v)                                 Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);

(vi)                              Accounts denominated in any currency other than United States dollars;

(vii)                           Accounts owed by an account debtor located outside the United States and Canada which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;

(viii)                        Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(ix)                                Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of the Borrower;

(x)                                   Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender (other than the Lien in favor of Gordon Brothers securing the Gordon Brothers Term Loan);

(xi)                                That portion of Accounts that has been restructured, extended, amended or modified;

(xii)                             That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(xiii)                          Accounts owed by (A) either DOT Foods, Inc. and C&S Wholesale Grocers, Inc., regardless of whether otherwise eligible, to the extent that the aggregate balance of Accounts owing by such account debtor exceeds 30% of the aggregate amount of all Accounts, or (B) any other account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of Accounts owing by such account debtor exceeds 15% of the aggregate amount of all Accounts; provided that the Lender shall have the ability after the Funding Date to adjust concentration limits applicable to individual account debtors of the Borrower in the Lender’s sole discretion;

(xiv)                         Accounts owed by an account debtor, regardless of whether otherwise eligible, if 25% or more of the total amount of Accounts due from such debtor is ineligible under clauses (i), (ii), or (x) above; and

(xv)                            Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.

“Eligible Equipment” means that Equipment designated by the Lender as eligible from time to time in its sole discretion.

“Eligible Inventory” means all Inventory of the Borrower, valued at the lower of cost or market in accordance with GAAP; but excluding any Inventory having any of the following characteristics:

(i)                                     Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by the Lender in writing; not subject to a duly perfected first priority security interest in the Lender’s favor; subject to any lien or encumbrance that is subordinate to the Lender’s first priority security interest; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender;

(ii)                                  Supplies, packaging, maintenance parts or sample Inventory, or customer supplied parts or Inventory;

(iii)                               Work-in-process Inventory;

(iv)                              Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of the Borrower’s operations, or the amount of such Inventory that has been reduced by shrinkage (“slow moving” refers to Inventory that has been on hand with the Borrower for more than six (6) months);

(v)                                 Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(vi)                              Inventory that is perishable or live;

(vii)                           Inventory manufactured by the Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit the Lender to exercise its rights and remedies against such Inventory;

(viii)                        Inventory that is subject to a Lien in favor of any Person other than the Lender (other than the Lien in favor of Gordon Brothers securing the Gordon Brothers Term Loan);

(ix)                                Inventory stored at locations holding less than 5% of the aggregate value of Borrower’s Inventory, provided that, with respect to Inventory that is stored at any location that is under the control of either Millard Refrigerated Services, Inc. or AmeriCold Logistics, LLC, such Inventory shall only be deemed ineligible under this clause (ix) in the event that the Inventory stored in any such location has a book value of less than $100,000; and

(x)                                   Inventory otherwise deemed ineligible by the Lender in its sole discretion.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” means all of the Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrower and which is treated as a single employer under Section 414 of the IRC.

“Event of Default” is defined in Section 7.1.

“Existing Credit Facility” means that certain Revolving Credit and Term Loan Agreement dated as of January 10, 2002, as amended, between the Borrower and CapitalSource Finance LLC, as agent and lender.

“Exit Financing” means the credit facility to be provided by the Lender to the Borrower after the Bankruptcy Court confirms an Approved Plan of Reorganization and pursuant to such Approved Plan of Reorganization; the terms of such credit facility to be substantially similar to the terms set forth in this Agreement as modified by the Exit Financing Commitment Letter attached hereto as Exhibit E.

“Filing Date” means October 14, 2005, the date of commencement of the Bankruptcy Case.

“Financial Covenants” means the covenants set forth in Section 6.2.

“Final Financing Order” means the order defined in Section 4.1(t).

“Floating Rate” means (i) with respect to Revolving Advances evidenced by the Revolving Note, an annual interest rate equal to the sum of the Prime Rate plus one half of one percent (0.50%), and (ii) with respect to Term Advances evidenced by the Term Note, an annual interest rate equal to the sum of the Prime Rate plus one percent (1.00%), which interest rate shall, in each case, change when and as the Prime Rate changes.

“Floating Rate Advance” means an Advance bearing interest at the Floating Rate.

“Funding Date” is defined in Section 2.1.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.

“General Intangibles” shall have the meaning given it under the UCC.

“Gordon Brothers” means GB Retail Funding, LLC, a Delaware limited liability company.

“Gordon Brothers Credit Agreement” means that certain Credit and Security Agreement of even date herewith by and between the Borrower as borrower thereunder and Gordon Brothers as lender thereunder.

“Gordon Brothers Term Loan” means the term loan in an aggregate principal amount not to exceed $5,000,000 made by Gordon Brothers to the Borrower concurrently with the closing of this Agreement.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“Indemnified Liabilities” is defined in Section 8.6.

“Indemnitees” is defined in Section 8.6.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Intellectual Property Security Agreement” means each and every Intellectual Property Security Agreement now or hereafter executed by the Borrower in favor of the Lender dated the same date as this Agreement.

“Intercreditor Agreement” means an intercreditor agreement between the Lender and Gordon Brothers in form and substance satisfactory to the Lender, which intercreditor agreement shall include provisions for subordination of Gordon Brothers’ Liens on the Collateral (other than the IP Collateral) to the Security Interest, a license for the Lender to use the intellectual property collateral in connection with any liquidation by the Lender of the Collateral (other than the IP Collateral) and such other provisions as the Lender shall require in order to protect its rights with respect to the Collateral (other than the IP Collateral).

“Interest Expense” means for any period, the Borrower’s total gross interest expense during such period (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Debt and (ii) the portion of any capitalized lease obligation allocable to interest expense.

“Interest Payment Date” is defined in Section 2.10(a).

“Interest Period” means the period that commences on (and includes) the Business Day on which either a LIBOR Advance is made or continued pursuant to Sections 2.2(a) or 2.3(b), or on which a Floating Rate Advance is converted to a LIBOR Advance pursuant to Section 2.3(a), and ending on (but excluding) the Business Day numerically corresponding to such date that is one, three or six months thereafter as designated by the Borrower, during which period the outstanding principal balance of the LIBOR Advance shall bear interest at the LIBOR Advance Rate; provided, however, that:

(a)                                  No Interest Period may be selected for an Advance for a principal amount less than Five Hundred Thousand Dollars ($500,000), and no more than three (3) different Interest Periods may be outstanding at any one time;

(b)                                 If an Interest Period would otherwise end on a day which is not a Business Day, then the Interest Period shall end on the next Business Day thereafter, unless that Business Day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month);

(c)                                  No Interest Period applicable to a Revolving Advance may end later than the Maturity Date; and

(d)                                 In no event shall the Borrower select Interest Periods with respect to Advances which, in the aggregate, would require payment of a contracted funds breakage fee under Section 2.9(h) in order to make required principal payments.

“Inventory” shall have the meaning given it under the UCC.

“Inventory Advance Rate” means (a) with respect to Inventory constituting raw materials, up to forty-four and nine-tenths of one percent (44.9%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time, and (b) with respect to Inventory constituting finished goods, up to sixty-three and four-tenths of one percent (63.4%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.

“Investment Property” shall have the meaning given it under the UCC.

“IP Collateral” such portion of the Collateral consisting of, without limitation, copyrights, copyright licenses, licenses, patents, patent licenses, trademarks, trademark licenses, all renewals of the foregoing, all General Intangibles (except payment intangibles and proceeds therefrom), all income, all goodwill, recipes, customer lists, Licensed Intellectual Property, Owned Intellectual Property, royalties, damages and payments now and hereafter due and/or payable under and with respect to any of the foregoing, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof; and the right to sue for past, present and future infringements and dilutions of any of the foregoing; and all of the Borrower’s rights corresponding to any of the foregoing throughout the world.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.

“L/C Application” means an application for the issuance of standby or documentary letters of credit pursuant to the terms of a Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement, in form acceptable to the Lender.

“Letter of Credit” is defined in Section 2.4(a).

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i)                                     “Base LIBOR” means the rate per annum for United States dollar deposits quoted by the Lender as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by the Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies.  The

Borrower understands and agrees that the Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Lender in its discretion deems appropriate including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)                                  “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by the Lender for expected changes in such reserve percentage during the applicable Interest Period.

“LIBOR Advance” means an Advance bearing interest at the LIBOR Advance Rate.

“LIBOR Advance Rate” means (i) with respect to Revolving Advances evidenced by the Revolving Note, an annual interest rate equal to the sum of LIBOR plus three and one quarter of one percent (3.25%), and (ii) with respect to Term Advances evidenced by the Term Note, an annual interest rate equal to the sum of LIBOR plus three and three quarters of one percent (3.75%).

“Licensed Intellectual Property” is defined in Section 5.11(c) .

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Notes, the Intercreditor Agreement, any L/C Applications and the Security Documents, together with every other agreement, note, document, contract or instrument to which the Borrower now or in the future may be a party and which is required by the Lender.

“Loan Year” is defined in Section 2.8(c).

“Lockbox” means “Lockbox” as defined in the Wholesale Lockbox and Collection Account Agreement.

“Maturity Date” means the earliest to occur of (a) July 31, 2006, or (b) the date on which the credit facilities under the Exit Financing are effective.

“Maximum Line Amount” means $7,500,000.

“Minimum Interest Charge” is defined in Section 2.8(b).

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Net Cash Flow” means, for any period, (a) Borrower’s cash collections from account debtors received during such period, minus (b) Borrower’s operating disbursements made during such period, minus (c) all principal payments on Borrower’s Debt paid or payable during such period, minus (d) Interest Expense for such period.

“Net Cash Proceeds” means in connection with any asset sale, the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such asset sale, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the Debt secured by a Lien not prohibited hereunder on the asset which is the subject of such sale, and (ii) taxes paid or reasonably estimated to be payable as a result of such asset sale.

“Net Forced Liquidation Value” means a professional opinion of the estimated most probable Net Cash Proceeds which could typically be realized at a properly advertised and conducted public auction sale without reserve, held under forced sale conditions and under economic trends current within 60 days of the appraisal.  The opinion may consider physical location, difficulty of removal, adaptability, specialization, marketability, physical condition, overall appearance and psychological appeal.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP.

“Net Loss” means fiscal year-to-date after-tax net loss from continuing operations as determined in accordance with GAAP.

“Net Orderly Liquidation Value” means a professional opinion of the estimated most probable Net Cash Proceeds which could typically be realized at a properly advertised and professionally managed liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

“Net Sales” means, for any period, (a) Borrower’s gross sales, minus (b) Borrower’s slotting distributions, minus (c) contractual customer payments made by the Borrower, minus (d) trade allowances made by the Borrower, minus (e) coupon redemptions, minus (f) all other offsets made or attributable to the Borrower’s gross sales.

“Note” means the Revolving Note or the Term Note, and “Notes” means the Revolving Note and the Term Note.

“Obligation of Reimbursement” means the obligation of the Borrower to reimburse the Lender pursuant to the terms of the Standby Letter of Credit Agreement or the Commercial Letter of Credit Agreement and any applicable L/C Application.

“Obligations” means each Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of the Borrower arising under any Loan Document or guaranty between the Borrower and the Lender, whether now in effect or subsequently entered into, and all Wells Fargo Bank Affiliate Obligations.

“Officer” means with respect to the Borrower, an officer if the Borrower is a corporation, a manager if the Borrower is a limited liability company, or a partner if the Borrower is a partnership.

“OFAC” is defined in Section 6.12(c).

“Overadvance” means the amount, if any, by which the outstanding principal balance of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Section 5.11(a).

“Owner” means with respect to the Borrower, each Person having legal or beneficial title to an ownership interest in the Borrower or a right to acquire such an interest.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” and “Permitted Liens” are defined in Section 6.3(a) .

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate.

“Premises” means all locations where the Borrower conducts its business or has any rights of possession, including the locations legally described in Exhibit D attached hereto.

“Prime Rate” means at any time the rate of interest most recently announced by the Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of the Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as the Lender may designate.  Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by the Lender.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Reserves” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of the Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender’s judgment that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that the Lender determines constitutes a Default or an Event of Default.  Reserves will include, without limitation, (A) the Availability Reserve, (B) reserves for budgeted Third Party Service Provider fees and expenses (provided that the Lender may release proportionate amounts of such reserves at such time and to the extent that the Borrower pays such fees and expenses pursuant to Bankruptcy Court approval), (C) reserves for bankruptcy carve-outs approved by the Bankruptcy Court, (D) reserves for post-petition trade payables not paid within 30 days after the due date thereof, and (E) reserves for goods reclaimed under section 546(c) of the Bankruptcy Code (unless such goods have been returned).

“Revolving Advance” is defined in Section 2.1.

“Revolving Note” means the Borrower’s revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Security Documents” means this Agreement, the Wholesale Lockbox and Collection Account Agreement, the Intellectual Property Security Agreement(s) and any other document delivered to the Lender from time to time to secure the Obligations.

“Security Interest” is defined in Section 3.1.

“Special Account” means a specified cash collateral account maintained with Lender or another financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.5.

“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Lender entered into between the Borrower as applicant and Lender as issuer.

“Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Term Advance” is defined in Section 2.6.

“Term Note” means the Borrower’s promissory note, payable to the order of the Lender in substantially the form of Exhibit B hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility, (iii) the date of the sale of all or substantially all of the Borrower’s assets pursuant to a sale under 11 U.S.C. Section 363, 1123 or 1129 or otherwise, (iv) the effective date of a plan of reorganization in the Bankruptcy Case that is not an Approved Plan of Reorganization, (v) conversion or dismissal of the Bankruptcy Case, (vi) appointment of a trustee or examiner in the Bankruptcy Case or (vii) the date the Lender demands payment of the Obligations, following an Event of Default, pursuant to Section 7.2.

“Third Party Service Provider” means any person or entity which provides professional services, including legal, consulting, accounting, or management which are compensable by the Borrower’s estate after approval by the Bankruptcy Court in the Bankruptcy Case.

“UCC” means the Uniform Commercial Code as in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Unused Amount” is defined in Section 2.9(c).

“Wells Fargo Bank Affiliate Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or its Subsidiaries to any Person that is owned in material part by the Lender, and that relates to any service or facility extended to the Borrower or its Subsidiaries, including: (a) credit cards, (b) credit card processing services, (c) debit cards, and (d) purchase cards, as well as any other services or facilities from time to time specified by the Lender, whether direct or indirect, absolute or contingent, due or to become due, and whether existing now or in the future.

“Wholesale Lockbox and Collection Account Agreement” means the Wholesale Lockbox and Collection Account Agreement by and between the Borrower and the Lender, dated the same date as this Agreement.

Section 1.2                                      Other Definitional Terms; Rules of Interpretation.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.  All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC.  References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.  Defined terms include in the singular number the plural and in the plural number the singular.  Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor.  Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II.

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1                                      Revolving Advances.  The Lender agrees, subject to the terms and conditions of this Agreement, to make advances (“Revolving Advances”) to the Borrower from time to time from the date that all of the conditions set forth in 4.1 are satisfied (the “Funding Date”) to and until (but not including) the Termination Date in an amount not in excess of the Maximum Line Amount.  The Lender shall have no obligation to make a Revolving Advance to the extent that the amount of the requested Revolving Advance exceeds Availability.  The Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral.  Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.12, and reborrow.

Section 2.2                                      Procedures for Requesting Advances.  The Borrower shall comply with the following procedures in requesting Revolving Advances:

(a)                                  Type of Advances.  Each Advance shall be funded as either a Floating Rate Advance or a LIBOR Advance, as the Borrower shall specify in a request delivered to the Lender conforming to the requirements of Section 2.2(b); Floating Rate Advances and LIBOR Advances may be outstanding at the same time.  Each request for a LIBOR Advance shall be in multiples of $100,000, with a minimum request of at least $500,000.  LIBOR Advances shall not be available during Default Periods.

(b)                                 Time for Requests.  The Borrower shall request each Advance not later than the Cut-off Time on the Business Day on which the Advance is to be made.  Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, and shall be confirmed in writing by the Borrower if so requested by the Lender, by (i) an Officer of the Borrower; or (ii) a Person designated as the Borrower’s agent by an Officer of the Borrower in a writing delivered to the Lender; or (iii) a Person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent, which confirmation shall specify whether the Advance shall be a Floating Rate Advance or a LIBOR Advance and, with respect to any LIBOR Advance, shall specify the principal amount of the LIBOR Advance and the Interest Period applicable thereto.  The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the Person requesting an Advance was not in fact authorized to do so.  Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(c)                                  Disbursement.  Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance by crediting the same to the Borrower’s demand deposit account maintained with the Lender unless the Lender and the Borrower shall agree in writing to another manner of disbursement.

Section 2.3                                      LIBOR Advances.

(a)                                  Converting Floating Rate Advances to LIBOR Advances; Procedures.  So long as no Default Period is in effect, the Borrower may convert all or any part of the principal amount of any outstanding Floating Rate Advance into a LIBOR Advance by requesting that the Lender convert same no later than the Cut-off Time on the Business Day on which the Borrower wishes the conversion to become effective.  Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender and shall be confirmed in writing by the Borrower if the Lender so requests by any Officer or designated agent identified in Section 2.2(b) or Person reasonably believed by the Lender to be such an Officer or designated agent, which request shall specify the Business Day on which the conversion is to occur (which Business Day shall be at least three (3) Business Days after the date that the Lender receives such request), the total amount of the Floating Rate Advance to be converted, and the applicable Interest Period.  Each such conversion shall occur on a Business Day, and the aggregate amount of Floating Rate Advances converted to LIBOR Advances shall be in  multiples of $100,000, with a minimum conversion amount of at least $500,000.

(b)                                 Procedures at End of an Interest Period.  Unless the Borrower requests a new LIBOR Advance in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Advance at the expiration of an Interest Period, the Lender shall automatically and without request of the Borrower convert each LIBOR Advance to a Floating Rate Advance on the last day of the relevant Interest Period.  So long as no Default exists, the Borrower may cause all or any part of any maturing LIBOR Advance to be renewed as a new LIBOR Advance by requesting that the Lender continue the maturing Advance as a LIBOR Advance no later than the Cut-off Time on the Business Day constituting the first day of the new Interest Period.  Each such request shall be confirmed in writing by the Borrower upon the Lender’s request by any Officer or designated agent identified in Section 2.2(b), which confirmation shall be effective upon receipt by the Lender, and which shall specify the amount of the expiring LIBOR Advance to be continued and the applicable Interest Period.  Each new Interest Period shall begin on a Business Day and the amount of each LIBOR Advance shall be in multiples of $100,000, with a minimum Advance of at least $500,000.

(c)                                  Setting and Notice of Rates.  The Lender shall, with respect to any request for a LIBOR Advance under Section 2.2 or a conversion or renewal of a LIBOR Advance under this Section 2.3, provide the Borrower with a LIBOR quote for each Interest Period identified by the Borrower on the Business Day on which the request was made, if the request is received by the Lender prior to the Cut-off Time, or for requests received by the Lender after the Cut-off Time, on the next Business Day or on the Business Day on which the Borrower has requested that the LIBOR Advance be made effective. If the Borrower does not immediately accept a LIBOR quote, the quoted rate shall expire and any subsequent request from Borrower for a LIBOR quote shall be subject to redetermination by the Lender of the applicable LIBOR for the LIBOR Advance.

(d)                                 Taxes and Regulatory Costs.  The Borrower shall pay the Lender with respect to any Advance, upon demand and in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR.  In determining which of the foregoing are attributable to any LIBOR option available to the Borrower hereunder, any reasonable allocation made by the Lender among its operations shall be conclusive and binding upon the Borrower.

Section 2.4                                      Letters of Credit.

(a)                                  The Lender agrees, subject to the terms and conditions of this Agreement, to issue, at any time after the Funding Date and prior to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”) for the Borrower’s account.  The Lender will not issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:

(i)                                     $1,000,000 less the L/C Amount, or

(ii)                                  Availability.

Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application made by the Borrower to the Lender, which must be completed in a manner satisfactory to the Lender.  The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions of the Standby Letter of Credit Agreement or the Commercial Letter of Credit Agreement, as applicable.

(b)                                 No Letter of Credit shall be issued with an expiry date later than one (1) year from the date of issuance or the Maturity Date in effect as of the date of issuance, whichever is earlier.

(c)                                  Any request for issuance of a Letter of Credit shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

(d)                                 If a draft is submitted under a Letter of Credit when the Borrower is unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate.  Notwithstanding the Borrower’s inability to obtain a Revolving Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

Section 2.5                                      Special Account.  If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount plus any anticipated fees and costs.  If the Borrower fails to promptly make any such payment in the amount required hereunder, then the Lender may make a Revolving Advance against the Credit Facility in an amount sufficient to fulfill this obligation and deposit the proceeds to the Special Account.  The Special Account shall be an interest bearing account either maintained with the Lender or with a financial institution acceptable to the Lender.  Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account.  The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in the Lender’s sole discretion.  The Borrower may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein.  The Lender agrees to transfer any balance in the Special Account to the Borrower when the Lender is required to release its security interest in the Special Account under applicable law.

Section 2.6                                      Term Advance.

(a)                                  The Lender agrees, subject to the terms and conditions of this Agreement, to make a single advance to the Borrower on the Funding Date (the “Term Advance”) in the amount of $2,238,000.  The Borrower’s obligation to pay the Term Advance shall be evidenced by the Term Note and shall be secured by the Collateral as provided in Article III.

(b)                                 Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall deposit the proceeds of the Term Advance by crediting the same to the Borrower’s demand deposit account specified in Section 2.2(c) unless the Lender and the Borrower shall agree in writing to another manner of disbursement.

Section 2.7                                      Payment of Term Note.  The outstanding principal balance of the Term Note shall be due and payable as follows:

(a)                                  In equal monthly installments of $37,300, beginning on December 1, 2005, and on the first day of each month thereafter.

(b)                                 If the Lender at any time obtains an appraisal of the Equipment as permitted under Section 6.8(d) herein, and the appraisal shows the aggregate outstanding principal balance of the Term Note to exceed 100% of the Net Forced Liquidation Value of Eligible Equipment, then the Borrower, upon demand by the Lender, shall immediately prepay the Term Note in the amount of such excess.

(c)                                  All prepayments of principal with respect to the Term Note shall be applied to the most remote principal installment or installments then unpaid.

(d)                                 On the Termination Date, the entire unpaid principal balance of the Term Note, and all unpaid interest accrued thereon, shall in any event be due and payable.

Section 2.8                                      Interest; Minimum Interest Charge; Default Interest Rate; Application of Payments; Participations; Usury.

(a)                                  Interest.  Except as provided in Section 2.3, Section 2.8(c) and Section 2.8(f), the principal amount of each Advance shall bear interest as a Floating Rate Advance.

(b)                                 Minimum Interest Charge.  Notwithstanding any other terms of this Agreement to the contrary, the Borrower shall pay, in arrears, to the Lender interest of not less than $15,000 per calendar month on the Revolving Advances (the “Minimum Interest Charge”) during the term of this Agreement, and the Borrower shall pay, in arrears, any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Section 2.8(a) on the first day of each month and on the Termination Date.  When calculating this deficiency, the Default Rate, if applicable, shall be disregarded.

(c)                                  Default Interest Rate.  At any time during any Default Period or following the Termination Date, in the Lender’s sole discretion and without waiving any of its other rights or remedies, the principal of the Notes shall bear interest at the Default Rate or such lesser rate as the Lender may determine, effective as of the first day of the month in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine.  The decision of the Lender to impose a rate that is less than the Default Rate or to not impose the Default Rate for the entire duration of the Default Period shall be made by the Lender in its sole discretion and shall not be a waiver of any of its other rights and remedies, including its right to retroactively impose the full Default Rate for the entirety of any such Default Period or following the Termination Date.

(d)                                 Application of Payments.  Payments shall be applied to the Obligations on the Business Day of receipt by the Lender in the Lender’s general account, but the amount of principal paid shall continue to accrue interest at the interest rate applicable under the terms of this Agreement from the calendar day the Lender receives the payment, and continuing through the end of the first Business Day following receipt of the payment.

(e)                                  Participations.  If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.8, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.8, or otherwise elects to accept less than its pro rata share of such fees, charges and other amounts due under this Agreement.

(f)                                    Usury.  In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.  Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws.  If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender.  This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.

Section 2.9                                      Fees.

(a)                                  Proposal Fee.  The Borrower has paid to the Lender a fully earned and non-refundable proposal fee of $50,000, which fee was due and payable upon the execution of the proposal letter between the Borrower and the Lender.

(b)                                 Origination Fee.  The Borrower shall pay the Lender a fully earned and non-refundable origination fee of $175,000, due and payable at the time the initial Advances are available under this Agreement.

(c)                                  Unused Line Fee.  For the purposes of this Section 2.9(c), “Unused Amount” means the Maximum Line Amount reduced by outstanding Revolving Advances and the L/C Amount.  The Borrower agrees to pay to the Lender an unused line fee at the rate of one-half of one percent (0.50%) per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date.

(d)                                 Collateral Exam Fees.  The Borrower shall pay the Lender  fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrower’s operations or business at the rates established from time to time by the Lender as its collateral exam fees (which fees are currently $95 per hour per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any such collateral examination or inspection.

(e)                                  Letter of Credit Fees.  The Borrower shall pay to the Lender a fee with respect to each Letter of Credit, if any, accruing on a daily basis and computed at an annual rate of one and one-half of one percent (1.50%) of the aggregate amount that may then be drawn, assuming compliance with all conditions for drawing (the “Aggregate Face Amount”), from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit shall terminate by its terms or be returned to the Lender, due and payable monthly in arrears on the first day of each month and on the date that the Letter of Credit shall terminate by its terms or be returned to the Lender; provided, however, effective as of the first day of the month in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine, in the Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase to four and one-half of one percent (4.50%) of the Aggregate Face Amount.  The foregoing fee shall be in addition to any and all fees, commissions and charges imposed by Lender with respect to or in connection with such Letter of Credit.

(f)                                    Letter of Credit Administrative Fees.  The Borrower shall pay all administrative fees charged by Lender in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then-current rates published by Lender for such services rendered on behalf of customers of Lender generally.

(g)                                 Termination Fee.   If (i) the Lender terminates the Credit Facility during a Default Period, or if (ii) the Borrower terminates the Credit Facility on a date other than the Maturity Date, then the Borrower shall pay the Lender as liquidated damages a termination fee in an amount equal to one percent (1.00%) of the Maximum Line Amount.

(h)                                 Prepayment Fees and Contracted Funds Breakage Fees.  The Borrower may prepay the principal amount of the Revolving Note and the Term Note at any time, whether voluntarily or by acceleration, subject to the payment of fees as follows:

(i)                                     If the Term Note is prepaid for any reason, the Borrower shall pay to the Lender a prepayment fee in an amount equal to one percent (1.00%) of the amount prepaid.

(ii)                                  If the principal amount of any Revolving Note or Term Note LIBOR Advance is prepaid, the Borrower shall pay to the Lender immediately upon demand a contracted funds breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:

(A)                              Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

(B)                                Subtract from the amount determined in (A) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(C)                                If the result obtained in (B) for any month is greater than zero, discount that difference by LIBOR used in (B) above.

The Borrower acknowledges that a prepayment may result in the Lender incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities.  The Borrower therefore agrees to pay the above-described prepayment fee and agrees that said prepayment fee represents a reasonable estimate of the prepayment costs, expenses or liabilities of the Lender.

(i)                                     Waiver of Termination and Prepayment Fees.  The Borrower, at the Lender’s discretion, will be excused from the payment of termination and prepayment fees otherwise due under Section 2.9(g) and 2.9(h) if such termination or prepayment is made because of refinancing through another division of Lender.

(j)                                     Overadvance Fees.  The Borrower shall pay an Overadvance fee in the amount of $500.00 for each day or portion thereof during which an Overadvance exists, regardless of how the Overadvance arises or whether or not the Overadvance has been agreed to in advance by the Lender. The acceptance of payment of an Overadvance fee by the Lender shall not be deemed to constitute either consent to the Overadvance or a waiver of the resulting Event of Default, unless the Lender specifically consents to the Overadvance in writing and waives the Event of Default on whatever conditions the Lender deems appropriate.

(k)                                  Collateral Monitoring Fee.  The Borrower shall pay to the Lender a collateral monitoring fee in the amount of $2,000, due and payable monthly in arrears on the first day of each month and on the Termination Date.

(l)                                     Other Fees and Charges; Payment of Fees.  The Lender may from time to time impose additional fees and charges as consideration for Advances made in excess of Availability or for other events that constitute an Event of Default or a Default hereunder, including fees and charges for the administration of Collateral by the Lender, and fees and charges for the late delivery of reports, which may be assessed in the Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate.

Section 2.10                                Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.

(a)                                  Time For Interest Payments.  Accrued and unpaid interest accruing on Floating Rate Advances shall be due and payable on the first day of each month and on the Termination Date (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date.  If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day.  Interest accruing on each LIBOR Advance shall be due and payable on the last day of the applicable Interest Period; provided, however, for Interest Periods that are longer than one month, interest shall nevertheless be due and payable monthly on the last day of each month, and on the last day of the Interest Period.

(b)                                 Payment on Non-Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c)                                  Computation of Interest and Fees.  Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.11                                Lockbox and Collateral Account; Sweep of Funds.

(a)                                  Lockbox and Collateral Account.

(i)                                     The Borrower shall instruct all account debtors to pay all Accounts directly to the Lockbox.  If, notwithstanding such instructions, the Borrower receives any payments on Accounts, the Borrower shall deposit such payments into the Collateral Account.  The Borrower shall also deposit all other cash proceeds of Collateral regardless of source or nature directly into the Collateral Account.  Until so deposited, the Borrower shall hold all such payments and cash proceeds in trust for and as the property of the Lender and shall not commingle such property with any of its other funds or property.  All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations.

(ii)                                  All items deposited in the Collateral Account shall be subject to final payment.  If any such item is returned uncollected, the Borrower will immediately pay the Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the Borrower’s commercial account or other account.  The Borrower shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by the Borrower.

(b)                                 Sweep of Funds.  The Lender shall from time to time, in accordance with the Wholesale Lockbox and Collection Account Agreement, cause funds in the Collateral Account to be transferred to the Lender’s general account for payment of the Obligations.  Amounts deposited in the Collateral Account shall not be subject to withdrawal by the Borrower, except after payment in full and discharge of all Obligations.

Section 2.12                                Voluntary Prepayment; Reduction of the Maximum Line Amount; Termination of the Credit Facility by the Borrower.  Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part.  The Borrower may terminate the Credit Facility or reduce the Maximum Line Amount at any time if it (i) gives the Lender at least 90 days advance written notice prior to the proposed Termination Date, and (ii) pays the Lender applicable termination, prepayment and contracted funds breakage fees in accordance with Section 2.9(g) and Section 2.9(h).  If the Borrower terminates the Credit Facility or reduces the Maximum Line Amount to zero, all Obligations shall be immediately due and payable, and if the Borrower gives the Lender less than the required 90 days advance written notice, then the interest rate applicable to borrowings evidenced by Revolving Note shall be the Default Rate for the period of time commencing 90 days prior to the proposed Termination Date through the date that the Lender actually receives such written notice.  If the Borrower does not wish the Lender to consider renewal of the Credit Facility on the next Maturity Date, then the Borrower shall give the Lender at least 90 days written notice prior to the Maturity Date that it will not be requesting renewal.  If the Borrower fails to give the Lender such timely notice, then the interest rate applicable to borrowings evidenced by the Revolving Note shall be the Default Rate for the period of time commencing 90 days prior to the Maturity Date through the date that the Lender actually receives such written notice.

Section 2.13                                Mandatory Prepayment.  Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances plus the L/C Amount shall at any time exceed the Borrowing Base, the Borrower shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess.  Any payment received by the Lender hereunder or under Section 2.12 may be applied to the Obligations, in such order and in such amounts as the Lender in its sole discretion may determine from time to time.

Section 2.14                                Revolving Advances to Pay Obligations.  Notwithstanding the terms of Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable, and may deliver the proceeds of any such Revolving Advance to any affiliate of the Lender in satisfaction of any Wells Fargo Bank Affiliate Obligations.

Section 2.15                                Use of Proceeds.  The Borrower shall use the initial proceeds of Advances and each Letter of Credit to refinance the Existing Credit Facility, pay bankruptcy administrative claims and professional fees, pay closing costs in connection with the Credit Facility and the Gordon Brothers Term Loan and for ordinary working capital purposes.  Subsequent proceeds of Advances and each Letter of Credit shall be used by the Borrower for ordinary working capital purposes (including, without limitation, making payments with respect to the Gordon Brothers Term Loan).

Section 2.16                                Liability Records.  The Lender may maintain from time to time, at its discretion, records as to the Obligations.  All entries made on any such record shall be presumed correct until the Borrower establishes the contrary.  Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding.  Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.

ARTICLE III.

SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1                                      Grant of Security Interest. The Borrower hereby pledges, assigns and grants to the Lender, for the benefit of itself and as agent for any affiliate of the Lender that may provide credit or services to the Borrower that constitute Wells Fargo Bank Affiliate Obligations, a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations.  Upon request by the Lender, the Borrower will grant the Lender, for the benefit of itself and as agent for any affiliate of the Lender that may provide credit or services to the Borrower that constitute Wells Fargo Bank Affiliate Obligations, a security interest in all commercial tort claims that the Borrower may have against any Person.

Section 3.2                                      Notification of Account Debtors and Other Obligors.  The Lender may at any time (whether or not a Default Period then exists) notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender.  The Borrower will join in giving such notice if the Lender so requests.  At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.  The Lender may, in the Lender’s name or in the Borrower’s name, as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrower’s mail to any address designated by the Lender, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.

Section 3.3                                      Assignment of Insurance.  As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender.  At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Lender to be applied, at the option of the Lender, either to the prepayment of the Obligations or shall be disbursed to the Borrower under staged payment terms reasonably satisfactory to the Lender for application to the cost of repairs, replacements, or restorations.  Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

Section 3.4                                      Occupancy.

(a)                                  The Borrower hereby irrevocably grants to the Lender the right to take exclusive possession of the Premises at any time during a Default Period without notice or consent.

(b)                                 The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c)                                  The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the Credit Facility, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

(d)                                 The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof.  In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the

Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5                                      License.  Without limiting the generality of any other Security Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower for the purpose of:  (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Borrower for its own manufacturing and subject to the Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

Section 3.6                                      Financing Statement.  The Borrower authorizes the Lender to file from time to time, such financing statements against collateral described as “all personal property” or “all assets” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest.  All financing statements filed before the date hereof to perfect the Security Interest were authorized by the Borrower and are hereby re-authorized.  A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby.  For this purpose, the Borrower represents and warrants that the following information is true and correct:

Name and address of Debtor:

Gardenburger, Inc.
15615 Alton Parkway, Suite 350
Irvine, California  92618
Federal Employer Identification No.  93-0886359
Organizational Identification No.  208236-13

Name and address of Secured Party:

Wells Fargo Bank, National Association,

acting through its Wells Fargo Business Credit operating division

245 S. Los Robles Ave., Suite 700
Pasadena, California  91101

Section 3.7                                      Setoff.  The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Obligation, whether or not due.  In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

Section 3.8                                      Collateral.  This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency.  The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral.  The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.  The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale.  The Borrower waives any right it may have to require the Lender to pursue any third Person for any of the Obligations.

ARTICLE IV.

CONDITIONS OF LENDING

Section 4.1                                      Conditions Precedent to the Initial Advances and Letters of Credit.  The Lender’s obligation to make the initial Advances or to cause any Letters of Credit to be issued shall be subject to the condition precedent that the Lender shall have received all of the following, each properly executed by the appropriate party and in form and substance satisfactory to the Lender:

(a)                                  This Agreement.

(b)                                 The Notes.

(c)                                  A Standby Letter of Credit Agreement and a Commercial Letter of Credit Agreement, and L/C Application for each Letter of Credit that the Borrower wishes to have issued thereunder.

(d)                                 A true and correct copy of any and all leases pursuant to which the Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease.

(e)                                  A true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower, together with, in the case of any goods held by such Person for resale, (i) a consignee’s acknowledgment and waiver of Liens, (ii) UCC financing statements sufficient to protect the Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to the Borrower’s other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower’s and the Lender’s interests in the Borrower’s goods from any claim by such secured party.

(f)                                    An acknowledgment and waiver of Liens from each warehouse in which the Borrower is storing Inventory.

(g)                                 A true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower, together with, (i) an acknowledgment and waiver of Liens from each subcontractor who has possession of the Borrower’s goods from time to time, (ii) UCC financing statements sufficient to protect the Borrower’s and the Lender’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement covering such Person’s property other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower’s and the Lender’s interests in the Borrower’s goods from any claim by such secured party.

(h)                                 The Wholesale Lockbox and Collection Account Agreement.

(i)                                     A Intellectual Property Security Agreement.

(j)                                     The Intercreditor Agreement.

(k)                                  Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrower except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(l)                                     The Lender’s Security Interest must have been perfected to the satisfaction of the Lender and its counsel.  The Final Financing Order from the Bankruptcy Court shall provide that the Security Interests granted to the Lender as security for all of the Obligations shall be effective and perfected upon the date of the Final Financing Order and without the necessity of the execution or recordation of mortgages, security agreements, financing statements, notices of lien or similar instruments in any jurisdiction or of the taking of any other action.

(m)                               A certificate of the Borrower’s President, Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of the Borrower’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the Borrower’s Constituent Documents, and (iii) examples of the signatures of the Borrower’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.

(n)                                 A current certificate issued by the Secretary of State of Oregon, certifying that the Borrower is in compliance with all applicable organizational requirements of the State of Oregon.

(o)                                 Evidence that the Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(p)                                 A certificate of an Officer of the Borrower confirming, in his personal capacity, the representations and warranties set forth in Article V.

(q)                                 Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(r)                                    Payment of the fees and commissions due under Section 2.9 through the date of the initial Advance or Letter of Credit and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 8.5, including all legal expenses incurred through the date of this Agreement.

(s)                                  Approval of the Gordon Brothers’ commitment letter in respect to the amendment or extension of the Gordon Brothers Term Loan upon the effective date of an Approved Plan of Reorganization.

(t)                                    The entry in form and substance satisfactory to the Lender by the Bankruptcy Court of a final order which has determined to be adequate by the Court (i) approving the Borrower’s motion on notice to creditors for order authorizing and approving replacement post-petition financing facility and (ii) granting security interests and liens pursuant to section 105(a) and 364(c)(2) and (3) of the Bankruptcy Code, which order either has not been reconsidered or appealed or has not been stayed pending reconsideration or appeal.  Notwithstanding the foregoing, if no objection has been presented to the Bankruptcy Court with respect to such final order, the order will be deemed to be final on the date of entry and the condition to lending set forth in this paragraph will be deemed to have been satisfied on such date.

(u)                                 Evidence that after (A) making the initial Revolving Advance, (B) satisfying all obligations owed to the Borrower’s prior lender, CapitalSource Finance LLC, as agent and lender, (C) reserving for all carve-outs approved by the Bankruptcy Court and for post-petition trade payables not paid within 30 days after the due date thereof and for goods reclaimed under section 546(c) of the Bankruptcy Code (unless such goods have been returned), (D) paying the origination fee set forth in Section 2.9(b) and the origination fee payable to Gordon Brothers upon the closing of the Gordon Brothers Term Loan, and (E) satisfying all closing costs, Availability shall be not less than $2,400,000.

(v)                                 Evidence that the Gordon Brothers Term Loan is closing and funding contemporaneously with the closing of the Credit Facility.

(w)                               Evidence of satisfactory verification of the Borrower’s Accounts.

(x)                                   A Customer Identification Information form and such other forms and verification as the Lender may need to comply with the U.S.A. Patriot Act.

(y)                                 Opinions of counsel to the Borrower.

(z)                                   The absence of any litigation or other proceeding (other than the Bankruptcy Case) the result of which might have a material adverse effect on the assets, properties, business, prospects, profitability, operations or condition (financial or otherwise) of the Borrower, or on the value of the Collateral.

(aa)                            The absence of any material adverse change in the assets, properties, business, prospects, profitability, operations or condition (financial or otherwise) of the Borrower, or in the value of the Collateral, since the date of the most recent financial information delivered to the Lender.

(bb)                          The absence of any material changes in governmental regulations or policies affecting the Borrower or the Lender.

(cc)                            The entry of a final order (the “Final DIP Order”) by the Bankruptcy Court on terms acceptable to the Lender and its counsel, approving the Loan Documents and granting super priority claim status and liens in favor of the Lender, which Final DIP Order shall not have been appealed, stayed reversed or modified.

(dd)                          Such other documents as the Lender in its sole discretion may require.

Section 4.2                                      Conditions Precedent to All Advances and Letters of Credit.  The Lender’s obligation to make each Advance or to cause the issuance of a Letter of Credit shall be subject to the further conditions precedent that:

(a)                                  the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b)                                 no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit which constitutes a Default or an Event of Default.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

Section 5.1                                      Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.  The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Oregon and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  The Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.  During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1.  The Borrower’s chief executive office and principal place of business are located at the addresses set forth in Schedule 5.1, and all of the Borrower’s records relating to its business or the Collateral are kept at those locations.  All Inventory and Equipment is located at those locations or at one of the other locations listed in Schedule 5.1.  The Borrower’s federal employer identification number and organization identification number are correctly set forth in Section 3.6.

Section 5.2                                      Capitalization.  Schedule 5.2 constitutes a correct and complete list of all Persons holding ownership interests and rights to acquire ownership interests which if fully exercised would cause such Person to hold more than five percent (5%) of all ownership interests of the Borrower on a fully diluted basis, and an organizational chart showing the ownership structure of all Subsidiaries of the Borrower.

Section 5.3                                      Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected (provided that the Borrower is in default of terms under the Existing Credit Facility and the Annex Convertible Senior Subordinated Note); or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 5.4                                      Legal Agreements.  This Agreement constitutes and, upon due execution by the Borrower and approval of the Bankruptcy Court, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

Section 5.5                                      Subsidiaries.  The Borrower has no Subsidiaries.

Section 5.6                                      Financial Condition; No Adverse Change.  The Borrower has furnished to the Lender its audited financial statements for its fiscal year ended September 30, 2004 and unaudited financial statements for the fiscal-year-to-date period ended August 31, 2005 and those statements fairly present the Borrower’s financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent financial statements, there has been no material adverse change in the Borrower’s business, properties or condition (financial or otherwise).

Section 5.7                                      Litigation.  There are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Affiliates or the properties of the Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Affiliates, would have a material adverse effect on the financial condition, properties or operations of the Borrower or any of its Affiliates.

Section 5.8                                      Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.9                                      Taxes.  The Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them.  The Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrower or any Affiliate, as the case may be, are required to be filed, and the Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 5.10                                Titles and Liens.  The Borrower has good and absolute title to all Collateral free and clear of all Liens other than (i) Permitted Liens and (ii) Liens securing the Existing Credit Facility (which Liens shall be terminated upon repayment of the Existing Credit Agreement with the proceeds of the initial Advances hereunder).  No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens and Liens securing the Existing Credit Facility.

Section 5.11                                Intellectual Property Rights.

(a)                                  Owned Intellectual Property.  Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which the Borrower is the owner of record (the “Owned Intellectual Property”).  Except as disclosed on Schedule 5.11, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b)                                 Agreements with Employees and Contractors.  The Borrower has entered into a legally enforceable agreement with each of its senior management obligating each such Person to assign to the Borrower, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with the Borrower (except to the extent prohibited by law), and further requiring such Person to cooperate with the Borrower, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein.

(c)                                  Intellectual Property Rights Licensed from Others.  Schedule 5.11 is a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Borrower is obligated to make with respect thereto.  Except as disclosed on Schedule 5.11 and in written agreements, copies of which have been given to the Lender, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise.  Except as disclosed on Schedule 5.11, the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d)                                 Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower’s business as it is presently conducted or as the Borrower reasonably foresees conducting it.

(e)                                  Infringement.  Except as disclosed on Schedule 5.11, the Borrower has no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Section 5.12                                Plans.  Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law).  Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan.  No Reportable Event exists in connection with any Pension Plan.  Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status.  Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Section 5.13                                Default.  The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material adverse effect on the Borrower’s financial condition, properties or operations.  Notwithstanding the foregoing, the Borrower is in default of terms under the Existing Credit Facility and the Annex Convertible Senior Subordinated Note.

Section 5.14                                Environmental Matters.

(a)                                  Except as disclosed on Schedule 5.14, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either the Borrower or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

(b)                                 Except as disclosed on Schedule 5.14, the Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c)                                  Except as disclosed on Schedule 5.14, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or the Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(d)                                 Except as disclosed on Schedule 5.14, the Borrower’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect, nor has the Borrower been denied insurance on grounds related to potential environmental liability.  No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(e)                                  Except as disclosed on Schedule 5.14, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f)                                    The Borrower has delivered to the Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or the Borrower’s businesses.

Section 5.15                                Submissions to Lender.  All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby (including, without limitation, the cash budget that was approved by the Lender prior to Lender setting the financial covenants contained herein) (i) is true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or pro forma financial statements, present a good faith opinion as to such projections, valuations and pro forma condition and results.

Section 5.16                                Financing Statements.  The Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents.  When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 5.17                                Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.

Section 5.18                                Bankruptcy Case.  The Borrower does not at this time contemplate converting or dismissing the Bankruptcy Case, or stipulating to the appointment of a chapter 11 trustee or examiner.

ARTICLE VI.

COVENANTS

So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1                                      Reporting Requirements.  The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a)                                  Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower’s audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Lender, which annual financial statements shall include the Borrower’s balance sheet as at the end of such fiscal year and the related statements of the Borrower’s income, retained earnings and cash flows for the fiscal year then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any Affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; and (iii) a certificate of the Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower’s financial position and the results of its operations, and whether or not such Officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.  Notwithstanding the foregoing, it is understood that the opinion of independent certified accountants referenced above in this paragraph with respect to the Borrower’s fiscal year ending September 30, 2005 will be subject to a “going concern” qualification.

(b)                                 Monthly Financial Statements.  As soon as available and in any event within 30 days after the end of each month, the unaudited/internal balance sheet and statements of income and retained earnings of the Borrower as at the end of and for such month and for the year to date period then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and which fairly represent the Borrower’s financial position and the results of its operations; and accompanied by a certificate of the Borrower’s chief financial officer, substantially in the form of Exhibit C hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly represent the Borrower’s financial position and the results of its operations, (ii) whether or not such Officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

(c)                                  Collateral Reports.  Within 15 days after the end of each month or more frequently if the Lender so requires, a detailed aging of the Borrower’s accounts receivable and its accounts payable, detailed inventory reports by inventory class and by inventory location, an inventory certification report, and a calculation of the Borrower’s Accounts, Eligible Accounts, Inventory and Eligible Inventory as at the end of such month or shorter time period.

(d)                                 Projections.  No later than 30 days prior to the first day of each fiscal year, the Borrower’s projected balance sheets, income statements, statements of cash flow and projected Availability for each month of such fiscal year, each in reasonable detail.  Such items will be  certified by the Officer who is the Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

(e)                                  Weekly Reports.  Weekly (on or before Wednesday of each week), or more frequently if the Lender so requires, the Borrower’s reports of gross sales, collections and cash disbursements for the prior week and a report of all variances between the cash budget and the actual budget for such week.

(f)                                    Daily Reports.  Daily, reports of the Borrower’s sales, credit memos, cash collections and other adjustments with respect to the Borrower’s Accounts, along with supporting documentation as requested by the Lender from time to time (including, without limitation, invoice registers, cash receipts journals, copies of invoices, bills of lading and customer remittances);

(g)                                 Customer Lists.  At the same time as delivery of the monthly financial statements required under Section 6.1(b) for the months ended March 31, June 30, September 30 and December 31 of each year, an updated customer list, including contact names and addresses of Borrower’s account debtors.

(h)                                 Bankruptcy Court Reporting.  Concurrently with the filing or service thereof, copies of all reports, pleadings, motions, applications, financial information and other documents filed by or on behalf of the Borrower with the Bankruptcy Court or the U.S. trustee assigned to the Bankruptcy Case.

(i)                                     Cash Budget.  If an Approved Plan of Reorganization has not been approved by the Bankruptcy Court in the Bankruptcy Case at least 45 days prior to the expiration of the current approved cash budget of the Borrower, no less than 45 days before the expiration of such approved cash budget, Borrower’s cash budget for the period beginning after the expiration of such approved cash budget and ending on July 31, 2006, which budget shall be acceptable to the Lender in its sole discretion exercised in a commercially reasonable manner.

(j)                                     Litigation.  Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against the Borrower in excess of $50,000.

(k)                                  Defaults.  When any Officer of the Borrower becomes aware of the probable occurrence of any Default or Event of Default, and no later than 3 days after such Officer becomes aware of such Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the effect thereof.

(l)                                     Plans.  As soon as possible, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a statement signed by the Officer who is the Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.  As soon as possible, and in any event within 10 days after the Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrower will deliver to the Lender a statement signed by the Officer who is the Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation.  As soon as possible, and in any event within ten days after the Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Sections 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial officer setting forth details as to such liability and the action which the Borrower proposes to take with respect thereto.

(m)                               Disputes.  Promptly upon knowledge thereof, notice of (i) any disputes or claims by the Borrower’s customers  exceeding $10,000 individually or $20,000 in the aggregate during any fiscal year; (ii) credit memos; and (iii) any goods returned to or recovered by the Borrower.

(n)                                 Officers and Directors.  Promptly upon knowledge thereof, notice of any change in the persons constituting the Borrower’s Officers and Directors.

(o)                                 Collateral.  Promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

(p)                                 Commercial Tort Claims.  Promptly upon knowledge thereof, notice of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrower’s damages, copies of any complaint or demand letter submitted by the Borrower, and such other information as the Lender may request.

(q)                                 Intellectual Property.

(i)                                     30 days prior written notice of Borrower’s intent to acquire material Intellectual Property Rights and, upon request, shall provide the Lender with copies of all proposed documents and agreements concerning such rights.

(ii)                                  Promptly upon knowledge thereof, notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that the Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii)                               Promptly upon receipt, copies of all registrations and filings with respect to its Intellectual Property Rights.

(r)                                    Reports to Owners.  Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its Owners.

(s)                                  SEC Filings.  Promptly after the sending or filing thereof, copies of all regular and periodic reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.

(t)                                    Tax Returns of Borrower.  As soon as possible, and in any event no later than 30 days after they are filed, copies of the state and federal income tax returns and all schedules thereto of the Borrower.

(u)                                 Violations of Law.  Promptly upon knowledge thereof, notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect the financial condition, properties or operations of the Borrower.

(v)                                 Other Reports.  From time to time, with reasonable promptness, any and all receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may request.

Section 6.2                                      Financial Covenants.

(a)                                  Minimum Availability.  The Borrower shall maintain at all times Availability not less than the amounts set forth for such date as follows:

Dates	Minimum Availability
Closing through 12/02/05	$2,000,000
12/03/05 through 12/30/05	$1,750,000
12/31/05 and at all times thereafter	$1,500,000

(b)                                 Minimum Net Cash Flow.  The Borrower will achieve, for the test periods set forth below, Net Cash Flow in an amount not less than the amount set forth below:

Test Period	Minimum Net Cash Flow
10/01/05 through 12/02/05	$(900,000)
10/29/05 through 12/30/05	$(600,000)
12/03/05 through 01/27/05	$(1,800,000)
12/31/05 through 02/24/06	$200,000

(c)                                  Minimum Gross Sales.  The Borrower will achieve, for each period described below, gross sales of not less than the amount set forth for each such period:

Period	Minimum Gross Sales
10/01/05 through 10/31/05	$3,600,000
11/01/05 through 11/30/05	$3,000,000
12/01/05 through 12/31/05	$3,600,000
01/01/06 through 01/31/06	$4,300,000
02/01/06 through 02/28/06	$3,900,000
03/01/06 through 03/31/06	$5,100,000
04/01/06 through 04/30/06	$4,500,000
05/01/06 through 05/31/06	$5,200,000
06/01/06 through 06/30/06	$5,200,000
07/01/06 through 07/31/06	$4,700,000

(d)                                 Minimum Net Sales.  In the event that the Borrower fails to achieve the minimum gross sales required by Section 6.2(c) for any period set forth above, the Borrower will achieve, for the period set forth below ending on the same end date as the period for which the Borrower failed such minimum gross sales covenant, cumulative Net Sales of not less than the amount set forth for the period ending on such date set forth below:

Period	Minimum Net Sales
10/01/05 through 10/31/05	$3,100,000
10/01/05 through 11/30/05	$5,700,000
10/01/05 through 12/31/05	$8,600,000
10/01/05 through 01/31/06	$12,100,000
10/01/05 through 02/28/06	$15,500,000
10/01/05 through 03/31/06	$19,700,000
10/01/05 through 04/30/06	$23,700,000
10/01/05 through 05/31/06	$27,800,000
10/01/05 through 06/30/06	$32,000,000
10/01/05 through 07/31/06	$36,000,000

(e)                                  New Covenants.  On or before February 24, 2006, the Lender shall set new covenant levels for Sections 6.2(b) for periods after such date.  The new covenant levels will be based upon the Borrower’s projections and cash budget for such periods received by the Lender pursuant to Sections 6.1(d) and 6.1(i) and shall be no less stringent than the present levels; provided that with respect to Section 6.2(b), the new covenant levels will be based on a $500,000 negative variance based upon the projections and updated cash flow budget for such periods.

Section 6.3                                      Permitted Liens; Financing Statements.

(a)                                  The Borrower will not create, incur or suffer to exist any Lien (other than Liens in connection with the Existing Credit Facility, which Liens shall be terminated promptly upon the repayment of the Existing Credit Facility with the proceeds of the initial Advances and the Gordon Brothers Term Loan) upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien”; collectively, “Permitted Liens”):

(i)                                     In the case of any of the Borrower’s property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted;

(ii)                                  Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under Section 6.4;

(iii)                               The Security Interest and Liens created by the Security Documents;

(iv)                              Liens in favor of Gordon Brothers that are subject to the terms of the Intercreditor Agreement;

(v)                                 Purchase money security interests for pre-existing financed personal property and leases of equipment;

(vi)                              The Carveout (as defined in the Final Financing Order); and

(vii)                           Liens to secure indebtedness permitted by Section 6.4(b) but solely with respect to premiums so financed.

(b)                                 The Borrower will not amend any financing statements in favor of the Lender except as permitted by law.  Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

Section 6.4                                      Indebtedness.  The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)                                  Indebtedness arising hereunder;

(b)                                 Insurance premium financing in an amount not to exceed $700,000;

(c)                                  Indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto; and

(d)                                 Indebtedness relating to Permitted Liens.

Section 6.5                                      Guaranties.  The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)                                  The endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and

(b)                                 Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto.

Section 6.6                                      Investments and Subsidiaries.  The Borrower will not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any other Person or Affiliate, except:

(a)                                  Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S.  corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)                                 Travel advances or loans to the Borrower’s Officers and employees not exceeding at any one time an aggregate of $25,000;

(c)                                  Prepaid rent not exceeding one month (except that, with respect to the Borrower’s leases of Premises in Irvine, California and in Clearfield, Utah, prepaid rent may not exceed two months) or security deposits, in each case, except as approved by order of the Bankruptcy Court in the Bankruptcy Case; and

(d)                                 Current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto.

Section 6.7                                      Dividends and Distributions.  The Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock, or make any payment on account of the purchase, redemption or other retirement of any shares of such stock, or other securities or evidence of its indebtedness or make any distribution in respect thereof, either directly or indirectly, without the prior written consent of the Lender.

Section 6.8                                      Salaries.  The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation.

Section 6.9                                      Books and Records; Collateral Examination, Inspection and Appraisals.

(a)                                  The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, and at the Borrower’s expense, will permit any officer, employee, attorney, accountant or other agent of the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its Directors, Officers, employees or agents.

(b)                                 The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to the Lender or its designated agent, at the Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower.

(c)                                  The Borrower will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.

(d)                                 The Lender may also, from time to time, no more than one time each calendar year, obtain at the Borrower’s expense an appraisal of Inventory and Equipment by an appraiser acceptable to the Lender in its sole discretion; provided that if at any time an Event of Default has occurred and is continuing, the Lender may obtain at the Borrower’s expense as many appraisals of Inventory and Equipment as the Lender deems appropriate in its sole discretion.

Section 6.10                                Account Verification.

(a)                                  The Lender or its agent may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors.  The Lender or its agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

(b)                                 The Borrower shall pay when due each account payable due to a Person holding a Permitted Lien (as a result of such payable) on any Collateral.

Section 6.11                                Compliance with Laws.

(a)                                  The Borrower shall (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)                                 Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

(c)                                  The Borrower shall (i) ensure that no Owner shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Credit Facility or any other financial accommodation from the Lender to violate any of the foreign asset control regulations of OFAC or other applicable law, (iii) comply with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act as required by federal law and the Lender’s policies and practices.

Section 6.12                                Payment of Taxes and Other Claims.  The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.13                                Maintenance of Properties.

(a)                                  The Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this covenant shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower’s judgment, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender.  The Borrower will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b)                                 The Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein.  The Borrower will keep all Collateral free and clear of all Liens except Permitted Liens.  The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

Section 6.14                                Insurance.  The Borrower will obtain and at all times maintain insurance with insurers acceptable to the Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates.  Without limiting the generality of the foregoing, the Borrower will at all times maintain business interruption insurance and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit, in form and substance satisfactory to the Lender.  All policies of liability insurance required hereunder shall name the Lender as an additional insured.

Section 6.15                                Preservation of Existence.  The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.16                                Delivery of Instruments, etc.  Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrower.

Section 6.17                                Sale or Transfer of Assets; Suspension of Business Operations.  The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations.  The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse.  If the Borrower transfers any Intellectual Property Rights with the written consent of the Lender for value, then the Borrower will pay over the proceeds to the Lender for application to the Obligations (or, if the Gordon Brothers Term Loan has not been repaid in full, to Gordon Brothers for application to the Gordon Brothers Term Loan).  The Borrower will not license any other Person to use any of the Borrower’s Intellectual Property Rights.

Section 6.18                                Consolidation and Merger; Asset Acquisitions.  The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

Section 6.19                                Sale and Leaseback.  The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.20                                Restrictions on Nature of Business.  The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

Section 6.21                                Accounting.  The Borrower will not adopt any material change in accounting principles other than as required by GAAP.  The Borrower will not adopt, permit or consent to any change in its fiscal year.

Section 6.22                                Discounts, etc.  After the occurrence and during the continuation of an Event of Default, after notice from the Lender, the Borrower will not grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold.  Prior to the occurrence of an Event of Default, the Borrower will not grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold except in the ordinary course of Borrower’s business in accordance with the past practices of the Borrower.  The Borrower will not at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower.

Section 6.23                                Plans.  Unless disclosed to the Lender pursuant to Section 5.12, neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

Section 6.24                                Place of Business; Name.  The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location.  The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  The Borrower will not change its name or jurisdiction of organization other than conversion into a Delaware corporation pursuant to the terms of an Approved Plan of Reorganization which has been confirmed by the Bankruptcy Court.

Section 6.25                                Constituent Documents; S Corporation Status.  The Borrower will not amend its Constituent Documents.  The Borrower will not become an S Corporation.

Section 6.26                                Performance by the Lender.  If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Section 6.13 and Section 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate.  To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower hereunder.

Section 6.27                                Amendment of Gordon Brothers Credit Agreement.  The Borrower shall not amend, modify, or revise any term or provision of the Gordon Brothers Credit Agreement without the prior written consent of Lender.

Section 6.28                                Termination of Gordon Brothers Credit Agreement.                  The Borrower shall not terminate, repay, or refinance the Gordon Brothers Credit Agreement until it has contemporaneously paid to the Lender the outstanding principal balance of the Term Note and terminated the Credit Facility.

Section 6.28                                Information for Exit Financing.  The Borrower shall deliver to the Lender any information requested by the Lender which is necessary for setting financial covenants for the Exit Financing.

ARTICLE VII.

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1                                      Events of Default.  “Event of Default”, wherever used herein, means any one of the following events:

(a)                                  Default in the payment of any Obligations when they become due and payable;

(b)                                 Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement;

(c)                                  An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner on terms not otherwise approved of in advance by the Lender in writing;

(d)                                 A Change of Control shall occur;

(e)                                  Any Financial Covenant shall become inapplicable due to the lapse of time and the failure to amend any such covenant to cover future periods;

(f)                                    Other than in connection with the Bankruptcy Case, the Borrower shall admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower;

(g)                                 Any Event of Default under the Final Financing Order;

(h)                                 Any representation or warranty made by the Borrower in this Agreement, by any guarantor in any guaranty delivered to the Lender, or by the Borrower (or any of its Officers) or any guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such guaranty shall prove to have been incorrect in any material respect when deemed to be effective;

(i)                                     The rendering against the Borrower of an arbitration award, final judgment, decree or order for the payment of money in excess of $50,000 and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution (it being understood that an order of the Bankruptcy Court in the Bankruptcy Case allowing a pre-petition claim shall not be an Event of Default under this subsection 7.1(i));

(j)                                     A default under any bond, debenture, note or other evidence of material indebtedness of the Borrower incurred after the Filing Date to any Person other than the Lender (including, without limitation, the Gordon Brothers Term Loan and without regard to any waiver granted by Gordon Brothers to the Borrower thereunder), or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract incurred after the Filing Date, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;

(k)                                  Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Borrower to the Multiemployer Plan under Title IV of ERISA;

(l)                                     An event of default shall occur under any Security Document;

(m)                               The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, merge with another Person unless the Borrower is the surviving entity; or sell or attempt to sell all or substantially all of its assets, without the Lender’s prior written consent;

(n)                                 Default in the payment of any amount owed by the Borrower to the Lender other than any indebtedness arising hereunder;

(o)                                 Any guarantor (if any) shall repudiate, purport to revoke or fail to perform any obligation under such guaranty in favor of the Lender;

(p)                                 The Borrower shall take or participate in any action which would be prohibited under the provisions of the Intercreditor Agreement;

(q)                                 Any event or circumstance with respect to the Borrower shall occur such that the Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by the Borrower under the Loan Documents is impaired or any material adverse change in the business or financial condition of the Borrower shall occur;

(r)                                    Any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and the Lender shall occur;

(s)                                  The indictment of any Director, Officer, guarantor (if any), or any Owner of at least 20% of the issued and outstanding common stock of the Borrower for a felony offence under state or federal law;

(t)                                    Any challenge by or on behalf of the Borrower to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(u)                                 Any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered adverse to the Lender.

(v)                                 Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(w)                               Except as permitted under Section 6.17 hereof, the determination by the Borrower to suspend the operation of the Borrower’s business in the ordinary course, liquidate all or a material portion of the Borrower’s assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales; or

(x)                                   The entry of an order confirming a plan of reorganization other than an Approved Plan of Reorganization that does not require repayment in full of all Obligations on the effective date of such plan of reorganization.

Section 7.2                                      Rights and Remedies.  During any Default Period, the Lender may exercise any or all of the following rights and remedies:

(a)                                  The Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b)                                 The Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(c)                                  The Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

(d)                                 The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (subject only to the notice requirements of the Final Financing Order, to which the Borrower hereby expressly agrees) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(e)                                  The Lender may make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.5 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;

(f)                                    The Lender may exercise and enforce its rights and remedies under the Loan Documents or the Final Financing Order;

(g)                                 The Lender may without regard to any waste, adequacy of the security or solvency of the Borrower, apply for the appointment of a receiver of the Collateral, to which appointment the Borrower hereby consents, whether or not foreclosure proceedings have been commenced under the Security Documents and whether or not a foreclosure sale has occurred; and

(h)                                 The Lender may exercise any other rights and remedies available to it by law or agreement, subject to the terms of the Final Financing Order.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(f) or (g), the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.  If the Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received.  If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations.

Section 7.3                                      Certain Notices.  If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten calendar days before the date of intended disposition or other action.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1                                      No Waiver; Cumulative Remedies; Compliance with Laws.  No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.  The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 8.2                                      Amendments, Etc.  No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.3                                      Notices; Communication of Confidential Information; Requests for Accounting.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, (d) transmitted by telecopy, or (e) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section.  All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date delivered to the courier if delivered by overnight courier, or (d) the date of transmission if sent by telecopy or by e mail, except that notices or requests delivered to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender.  All notices, financial information, or other business records sent by either party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by either party may be compromised shall be borne exclusively by the Borrower.  All requests for an accounting under Section 9-210 of the UCC (i) shall be made in a writing signed by a Person authorized under Section 2.2(b), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210.  The Borrower requests that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding.  The Borrower shall pay the Lender the maximum amount allowed by law for responding to such requests.

Section 8.4                                      Further Documents.  The Borrower will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 8.5                                      Costs and Expenses.  The Borrower shall pay on demand all costs and expenses, including without limitation reasonable attorneys’ fees and Lender’s travel expense, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.6                                      Indemnity.  In addition to the payment of expenses pursuant to Section 8.6, the Borrower shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i)                                     Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii)                                  Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.12(b) ; and

(iii)                               Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The Borrower’s obligation under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.

Section 8.7                                      Participants.  The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants.  All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 8.8                                      Execution in Counterparts; Telefacsimile Execution.  This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8.9                                      Retention of Borrower’s Records.  The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrower or in connection with the Loan Documents for more than 30 days after receipt by the Lender.  If there is a special need to retain specific records, the Borrower must inform the Lender of its need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.3 within 30 days of the Lender taking control of same.

Section 8.10                                Binding Effect; Assignment; Complete Agreement; Sharing Information.  The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent.  To the extent permitted by law, the Borrower waives and will not assert against any assignee any claims, defenses or set-offs which the Borrower could assert against the Lender.  This Agreement shall also bind all Persons who become a party to this Agreement as a borrower.  This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.  To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control. Without limiting the Lender’s right to share information regarding the Borrower and its Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender may share any and all information they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to such sharing of information.

Section 8.11                                Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12                                Headings.  Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13                                Governing Law; Jurisdiction, Venue.  The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of California.  The parties hereto hereby (i) consent to the Bankruptcy Court having jurisdiction over the Bankruptcy Case in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents may be venued in the Bankruptcy Court having jurisdiction over the Bankruptcy Case; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.14                                Exit Financing.  The Lender agrees that it shall provide the Exit Financing conditioned upon (i) confirmation by the Bankruptcy Court and the effective date of an Approved Plan of Reorganization (ii) the satisfaction of conditions and with the terms set forth in the Exit Financing Commitment Letter attached hereto as Exhibit E and (iii) the satisfaction of the conditions for the extension or amendment of the Gordon Brothers Term Loan in accordance with Gordon Brothers commitment letter in the form approved by Lender.  This document does not supercede the terms and conditions of the Commitment Letter with respect to the Exit Financing.

Section 8.15                                Arbitration.

(a)                                  Arbitration.  The parties hereto agree that following dismissal of the Bankruptcy Case, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) this Agreement and the Loan Documents and any credit facilities established thereunder, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)                                 Governing Rules.  Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)                                  No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against Collateral or real estate collateral; (ii) exercise self-help remedies relating to Collateral or proceeds of Collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)                                 Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)                                  Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)                                    Class Proceedings and Consolidations.  The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g)                                 Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)                                 Real Property Collateral; Judicial Reference.  Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the deed of trust, mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all deeds of trust, mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.  If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638.  A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures.  Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)                                     Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

Section 8.16                                Publicity.  The Lender may issue a “tombstone” notice of the establishment of the credit facility contemplated by this Agreement and may make reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by the Lender.  The Borrower shall furnish to the Lender copies of any press release or public announcement regarding this Agreement or the transactions contemplated hereby prior to it being issued, which press release or public announcement must be acceptable to the Lender in its reasonable discretion.

Section 8.17                                Intercreditor Agreement.  The Borrower and the Lender each acknowledge that the exercise of certain of the Lender’s rights and remedies may be subject to, and restricted by, the provisions of the Intercreditor Agreement.  Except as specified herein, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Borrower and the Lender shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Gardenburger, Inc.	GARDENBURGER, INC.
15615 Alton Parkway, Suite 350
Irvine, California 92618	By:	/s/ Scott C. Wallace
Telecopier: (949) 255-2015
Attention: Scott Wallace	Its	President and Chief Executive Officer
e-mail: swallace@gardenburger.com

Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division	WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit operating division,

MAC E2006-070
245 South Los Robles Avenue	By:	/s/ Harry L. Joe
Suite 700
Pasadena, California 91101-3638		Harry L. Joe
Telecopier: (626) 844-9063		Its Assistant Vice President
Attention: Harry Joe
e-mail: joeharry@wellsfargo.com